Exhibit 99.3

EXHIBIT A

Form of Irrevocable Proxy

The undersigned (the “Holder”) hereby irrevocably appoints each of [   ] (the “Steiner Representative”/“Phoenix Representative”) having an address at [ ] as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote in such manner as such attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to all of the Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), and Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), of The Fairchild Corporation (the “Company”) now or hereafter owned by the undersigned, including, but not limited to all Class A Common Stock and Class B Common Stock of the Company issuable upon exercise or conversion of any options, warrants, common stock, preferred stock or other securities, or upon declaration by the Company of any stock splits or stock dividends, which the undersigned is entitled to vote at any meeting (whether annual or special and whether or not adjourned) of the Company or otherwise, to express consent without a meeting and to otherwise represent the Class A Common Stock and Class B Common Stock.

This Irrevocable Proxy shall be binding upon the Holder and such Holder’s representatives, administrators, successors and assigns.   In pursuance of this Irrevocable Proxy, the Holder shall execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all such further instruments as may be required to grant and confirm to the [Steiner/Phoenix] Representative its proxy for the securities.

In the event that this Irrevocable Proxy is held to be invalid, the Holder agrees to vote or execute consents as to all the Shares in accordance with the [Steiner/Phoenix] Representative’s instructions.

The undersigned for itself and its representatives, administrators, successors and assigns (each a “Releasing Party”) hereby waives, releases and discharges and promises never to assert any claim or charge which any Releasing Party may have against the [Steiner/Phoenix] Representative arising out of or related to any action or failure to act (including but not limited to any vote or consent or failure to vote or consent) of the [Steiner/Phoenix] Representative under this irrevocable proxy except, and only to the extent, that such claim or charge arises directly from the bad faith or willful misconduct of the [Steiner/Phoenix] Representative.

This Irrevocable Proxy is coupled with an interest and shall be irrevocable to the full extent permitted by law, including Section 609(f)(1) of the New York Business Corporation Law, and shall revoke any other proxy granted by the undersigned at any time with respect to such securities.

If any provision of this Irrevocable Proxy shall be determined to be illegal or unenforceable by a court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.  This Irrevocable Proxy shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF this Irrevocable Proxy has been executed on this ___ day of September, 2008.

[Name of Stockholder]

By:
Name:
Title: